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                                                                   Exhibit 10.27

                              EMPLOYMENT AGREEMENT

                  AGREEMENT, made this 8th day of June, 1995, by and between New Rio Sportswear, Inc. and Calvin Klein Jeanswear Company, Inc., located at 1385 Broadway, New York, New York 10018 (collectively the "Companies") and Maurice Dickson residing at 363 East 76th Street, Apartment 17F, New York, New York 10021 ("Executive").

                                   WITNESSETH

                  WHEREAS, the Companies are engaged in the business of distributing, manufacturing, marketing and selling jeans and sports wear (the "Business");

                  WHEREAS, Executive has represented that he has all of the expertise, background and experience as will enable him to perform all of the duties and execute all of the responsibilities contemplated by this Agreement;

                  WHEREAS, based on such representation the Companies wish to employ Executive as Chief Financial Officer of the Jeanswear Division upon the terms hereinafter set forth; and

                  WHEREAS, Executive wishes to be so employed by the Companies;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Companies and Executive agree as follows:

                  1. Employment: The Companies hereby agree to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Companies. Executive shall perform such duties and responsibilities as are from time to time assigned to Executive by the Chief Executive Officer and/or the Board of Directors of the Companies. Executive agrees to devote all of his business time, attention and energies to the performance of the duties assigned to


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him hereunder, and to perform such duties faithfully, diligently and to the best of his abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Companies' employees. Executive agrees to refrain from engaging in any activity that does, will or could reasonably be deemed to conflict with the best interests of the Companies, except that any involvement of Executive with Karlyn Personnel that does not prevent Executive from performing his duties under this Agreement shall not present a conflict of interest under this Agreement. Without limiting the generality of the foregoing, Executive shall perform the duties associated with the position of Chief Financial Officer of the Companies.

                  2. Term: This Agreement shall commence on August 15, 1995, and shall expire on August 15, 1997. This Agreement shall automatically renew for additional one (1) year periods beginning August 15, 1997 (and thereafter on each August 15 for all subsequent years) unless on or before the March 15 immediately preceding any August 15 renewal date, the Companies shall give written notice that they do not wish to renew the Agreement for an additional year. This Agreement may be sooner terminated in accordance with Section 9 hereof.

                  3. Compensation:

                           (a)      Salary:  Executive's salary shall be
at the annual rate of $300,000, payable in accordance with the Companies' regular payroll practices. All applicable withholding taxes shall be deducted from such payments. The Companies shall review Executive's salary annually to determine if Executive's salary should be increased. The decision to increase Executive's salary and any increase in Executive's salary shall be in the sole discretion of the Companies.

                           (b)      Bonus:  Executive shall receive as
additional compensation an annual bonus of at least $50,000. The Companies shall determine in their sole discretion to pay Executive any bonus amount above $50,000. The bonus shall be paid no later than August 15 each year commencing August 15, 1996.

                  4. Benefits: During Executive's employment with the Companies, Executive shall be entitled to par-

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ticipate in any and all current or future retirement, profit-sharing, medical, health, disability, or life insurance program, or other group employee benefit plans and arrangements as are, or may be, made available by the Companies to its senior executive employees.

                  5. Vacation: Executive shall be entitled to paid vacation of four (4) weeks annually. Such vacation shall be taken at such times as will interfere as little as possible with the performance of Executive's duties hereunder.

                  6. Expenses: The Companies will reimburse Executive for reasonable and necessary business expenses of Executive for travel, meals and similar items incurred in connection with the performance of Executive's duties, and which are consistent with such guidelines as the senior executive officers and/or the Board of Directors of the Companies may from time to time establish. All payments for reimbursement of such expenses shall be made to the Executive only upon the presentation to the Companies of appropriate vouchers or receipts. Executive shall be entitled to use of an automobile and shall be reimbursed for garage, maintenance, insurance and operating expenses.

                  7. Stock Options: In the event the Companies shall offer their executive employees the opportunity to participate in a stock option plan, such opportunity also shall be offered to Executive. Nothing herein shall require the Companies to initiate a stock option plan. Notwithstanding any other provision of this Agreement, Executive's rights under this section, including without limitation the right to participate in a stock option plan offered by the Companies, shall terminate upon the termination of Executive's employment with the Companies for any reason and regardless of whether Executive continues to receive any other compensation or benefit from the Companies after such termination.

                  8. Confidentiality, Non-Competition, etc.:

                           (a)      Executive acknowledges that:  (1) the
Business is intensely competitive and that Executive's employment by the Companies will require that Executive have access to and knowledge of confidential information of the Companies, including, but not limited to, the

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identity of the Companies' customers, the identity of the representatives of customers with whom the Companies have dealt, the kinds of services provided by the Companies to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software applications and other programs, personnel information and other trade secrets (the "Confidential Information"); (ii) the direct and indirect disclosure of any such Confidential Information to existing or potential competitors of the Companies would place the Companies at a competitive disadvantage and would do damage, monetary or otherwise, to the Companies' business; and (iii) the engaging by Executive in any of the activities prohibited by this Section 8 may constitute improper appropriation and/or use of such information and trade secrets. Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectible business interest of the Companies. Accordingly, the Companies and Executive agree as follows:

                           (b) For purposes of this Section 8, the Companies
shall be construed to include the Companies and their parents, subsidiaries and affiliates engaged in the Business, including any divisions managed by Executive.

                           (c) During the Executive's employment and at all
times after the termination of Executive's employment, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein. Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Companies at any time upon request by the Companies and upon the termination of his employment for any reason.

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                           (d) Executive shall not, so long as he is employed by
the Companies, engage in "Competition" with the Companies. For purposes of this Agreement, Competition by Executive shall mean Executive's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to he used in connection with the activities of any other business or organization anywhere in the United States which competes, directly or indirectly, with the business of the Companies as the same shall be constituted at any time during or following his employment. It is expressly understood that the payments Executive is scheduled to receive until approximately the year 2005 from Ellen Tracy shall not violate the non-competition provisions of this Agreement.

                           (e) For so long as Executive continues to receive
compensation under the terms of this Agreement following the termination of Executive's employment for any reason, Executive shall not engage in Competition, as defined above, with the Companies in any locality or region of the United States in which the Companies had operations at the time of, or within six (6) months prior to, Executive's termination, or in which, during the six (6) month period prior to Executive's termination, the Companies had made substantial plans with the intention of establishing operations in such locality or region and such plans were known or should have been known by Executive; provided that, it shall not be a violation of this sub-paragraph for Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Executive does not actively participate in the business of such corporation until such time as this covenant expires.

                           (f) For so long as Executive continues to receive
compensation under the terms of this Agreement following the termination of Executive's employment for any reason, Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

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                                    (i) solicit from any customer doing business
with the Companies as of Executive's termination, business of the same or of a similar nature to the business of the Companies with such customer;

                                    (ii) solicit from any known poten- tial
customer of the Companies business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Companies, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to Executive's termination;

                                    (iii) solicit the employment or services of,
or hire, any person who was known to be employed by or was a known consultant to the Companies upon Executive's termination of Executive's employment, or within six (6) months prior thereto; or

                                    (iv) otherwise knowingly interfere with the
business or accounts of the Companies.

                           (g) Executive acknowledges that the services to be
rendered by him to the Companies are of a special and unique character, which gives this Agreement a peculiar value to the Companies, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him of any of the provisions contained in this Section 8 will cause the Companies irreparable injury. Executive therefore agrees that the Companies may be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations.

                           (h) Executive further acknowledges and agrees that
due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Companies.

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                  9.       Termination:

                           (a) Notwithstanding any provision of this Agreement
to the contrary, the employment of Executive hereunder shall terminate on the first to occur of the following dates:

                                    (i) the date of Executive's death or
         adjudicated incompetency;

                                    (ii) the date on which the Compa- nies shall
         give Executive notice of termination on account of Disability (as hereinafter defined);

                                    (iii) the date on which the Compa- nies
         shall give Executive notice of termination for Cause;

                                    (iv) expiration of the term follow- ing
         proper notice of non-renewal by the Companies, in which event Executive shall be entitled to receive as his sole and exclusive remedy,

                                             a. a severance payment less taxes
                  equal to Executive's annual compensation for the last year of employment under this Agreement (paid in installments at such times as Executive would normally receive payroll checks as though employed through the severance payment period); and

                                             b. coverage in the Companies'
                  employee benefit plans for one (1) year and continued use of a car for one year on the same basis as set forth in Section 6 hereof, provided however, that coverage in the Companies' employee benefit plans and the right to continued use of a car by Executive at the expense of the Companies shall terminate immediately upon Executive becoming employed or receiving benefit coverage from another source after termination of his employment hereunder; or

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                                    (v) the date on which the Compa- nies shall
                  give Executive notice of termination for any reason other than the reasons set forth in (i) through (iv), above, in which event Executive shall be entitled to receive, as his sole and exclusive remedy and provided that he continues to comply with his obligations under Section 8 herein,

                                             a. the balance of any compensation
                  due Executive for the remainder of the Term of this Agreement, as set forth in Section 2 herein and paid in installments at such times as Executive would normally receive payroll checks as though employed through the remainder of the Term; and

                                             b. a severance payment less taxes
                  in an amount equal to one year of Executive's compensation hereunder at the time notice of termination is given to Executive paid after the balance of compensation payments under a. above are completed, and in installments at such times as Executive would normally receive payroll checks as though employed through the severance payment period; and

                                             c. coverage in the Companies'
                  employee benefit plans and continued use of a car on the same basis as set forth in Section 6 hereof so long as Executive receives payments under a. or b. above, provided however, that during the period Executive is receiving severance payments pursuant to b. above, coverage in the Companies' employee benefit plans and the right to continued use of a car by Executive at the expense of the Companies shall terminate immediately upon Executive becoming employed or receiving benefit coverage from another source after termination of his employment hereunder.

                  (b) The Companies shall be entitled at any time, upon notice to Executive, to terminate his employment hereunder on account of the Disability of Executive or for Cause, and, in either of such events, or in the event that Executive's employment hereunder shall terminate on account of the death or adjudicated incompe-

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tency of Executive, Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid salary and payment for unused vacation days, through the date of termination. Following any such termination, neither Executive nor his estate, conservator or designated beneficiary shall be entitled to receive any salary or other payment provided for hereunder with respect to any period after such termination, except that in the event that Executive's employment is terminated hereunder on account of the Disability of Executive, Executive shall be entitled to receive a payment less taxes equal to six (6) months of the salary Executive was receiving at the time of such termination (paid in installments at such times as Executive would normally receive payroll checks as though employed) and a continuation for six (6) months of the benefits set forth in Section 4 herein.

                           (c) For purposes of this Agreement, "Disability"
shall mean an illness, injury or other incapacitating condition as a result of which Executive is unable to perform the services required to be performed under this Agreement for (i) ninety (90) consecutive days, or (ii) a period or periods aggregating more than ninety (90) days in any six (6) consecutive months. In any such event, the Companies, in their sole discretion, may terminate this Agreement by giving notice to Executive of termination for Disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Companies from time to time.

                           (d) For purposes of this Agreement, "Cause" shall
mean the occurrence of any of the following, as reasonably determined by the
Companies:

                                    (i) the willful failure, neglect or refusal
         by Executive to perform his duties hereunder (including, without limitation, Executive's inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction);

                                    (ii) any willful, intentional or reckless
         act by Executive having the effect of materially injuring the business or reputation of

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         the Companies, any of their parents, subsidiaries or
         affiliates and any divisions Executive may manage;

                                    (iii) willful misconduct by Execu- tive,
         including insubordination, in respect of the duties or obligations of Executive under this Agreement;

                                    (iv) Executive's conviction for a felony
         (including entry of a nolo contendere plea);

                                    (v) any misappropriation or embezzlement
         of the property of the Companies and their affiliates and subsidiaries (whether or not a misde- meanor or felony); and

                                    (vi) a material breach of any one or more of
         the covenants of this Agreement by Executive;

provided however, that before Executive is terminated for Cause the Companies shall notify Executive at least five (5) days in advance of the Companies' intention to terminate Executive for Cause and, where the conduct resulting in Cause can be cured, the Companies shall allow Executive an opportunity to cure such conduct within the five (5) day notice period before terminating Executive's employment in accordance with this paragraph.

                  10. Return of Companies' Property: Executive agrees that following the termination of his employment for any reason, he shall return all property of the Companies, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Companies to Executive. If Executive's employment hereunder is termi-nated pursuant to Section 9(a)(v) hereof, Executive shall return any automobile supplied by the Companies following the termination of Executive's right to such automobile in accordance with the provisions of Section 9(a)(v)c. hereunder.

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                  11. Compensation in Event of Termination; Survival: Upon
termination of Executive's employment for any reason, this Agreement shall terminate and the Companies shall have no further obligation to Executive except to the extent Executive is otherwise entitled to any unpaid compensation or benefits hereunder, insurance coverage in accordance with applicable law and this Agreement, and severance pay as provided herein; provided that the provisions set forth in Sections 8 and 10 hereof shall remain in full force and effect after the termination of Executive's employment, notwithstanding the expiration or termination of this Agreement.

                  12. Entire Agreement: This Agreement sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

                  13. Waiver: The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

                  14. Severability: In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shalt be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

                  15. Notices: Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appro-

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priate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

                  If to the Companies:

                                          New Rio Sportswear, Inc.,
                                          Calvin Klein Jeanswear
                                           Company, Inc.,
                                          1385 Broadway
                                          New York, New York  10018
                                          Attn:  Arnold Simon

                  If to Executive:

                                          363 East 76th Street
                                          Apt. 17F
                                          New York, New York  10021

or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

                  16. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law rules.

                  17. Descriptive Headings: The paragraph head- ings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  18. Counterparts: This Agreement may be exe- cuted in one or more counterparts, which, together, shall constitute one and the same agreement.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the date first written above.

NEW RIO SPORTSWEAR, INC.                            THE EXECUTIVE

By: /s/ Arnold Simon                                By: /s/ Maurice Dickson
    ---------------------                               -----------------------
    Name:  Arnold Simon                                 Name:  Maurice Dickson
    Title:

CALVIN KLEIN JEANSWEAR COMPANY, INC.

By: /s/ Arnold Simon
    ---------------------
    Name:  Arnold Simon
    Title:

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                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

                  THIS AMENDMENT NO. 1, dated as of this 1st day of January, 1996, amends the Employment Agreement, entered into as of June 8, 1995, by and between Rio Sportswear, Calvin Klein Jeanswear Company (Collectively the "Companies") and Maurice Dickson ("Executive").

                  19. Paragraph 3(a) is hereby amended to state in part as follows: "(a) Salary: Executive's salary shall be at the annual rate of $400,000, payable in accordance with companies' regular payroll practices)." All other terms and conditions of this paragraph 3(a) not heretofore addressed by this Amendment remain in full force and effect.

                  20. Paragraph 3(b) is hereby amended to state as follows:
"Executive shall receive for 1996 as additional compensation a bonus of 1.25% of EBITDA over $50 million. The bonus shall be paid no later than March 31, 1997." Executive's bonus calculation for subsequent years shll be as determined in the discretion of the Companies.

                  All other terms and conditions not heretofore addressed by this Amendment remain in full force and effect.

                  IN WITNESS WHEREOF, the parties have executed this Amendment on the day first stated above.


                                                -----------------------------
                                                Maurice Dickson


                                                RIO SPORTSWEAR, INC.

                                                By:__________________________

                                                     Arnold H. Simon

CALVIN KLEIN JEANSWEAR COMPANY

By:__________________________
         Arnold H. Simon

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